PROSPECTUS SUPPLEMENT                                       FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JULY 28, 1999)                               REGISTRATION NO. 333-75561

                                 SEPRACOR INC.
                                ---------------

                        $300,000,000 PRINCIPAL AMOUNT OF
                     7% CONVERTIBLE SUBORDINATED DEBENTURES
                                    DUE 2005
                               ------------------

                        2,402,402 SHARES OF COMMON STOCK
                           $0.10 PAR VALUE PER SHARE

    The information in this prospectus supplement concerning the Selling Securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling Securityholders" in the prospectus is supplemented as follows:

                            SELLING SECURITYHOLDERS

    We originally sold the debentures on December 15, 1998 to Morgan Stanley Dean Witter and Salomon Smith Barney. These initial purchasers of the debentures have advised us that the debentures were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledges, donees or successors, may from time to time offer and sell any or all of the debentures and/or shares of the common stock issuable upon conversion of the debentures pursuant to this prospectus.

    The debentures and the shares of common stock issuable upon conversion of the debentures have been registered pursuant to the registration rights agreement. Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the debentures and the shares of our common stock issuable upon conversion of the debentures and to keep the registration statement effective until the earlier of:

    (1) the sale of all the securities registered pursuant to the registration rights agreement, and

    (2) the expiration of the holder period applicable to these securities under Rule 144(k) under the Securities Act or any successor provision.

    The selling securityholders may choose to sell debentures and/or the shares of common stock issuable upon conversion of the debentures from time to time. See "Plan of Distribution."

    The following table sets forth:

    (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of debentures and/or shares of common stock issuable upon conversion of the debentures pursuant to the registration statement,

    (2) the principal amount of the debentures and the number of shares of our common stock issuable upon conversion of the debentures which they may sell from time to time pursuant to the registration statement, and

    (3) the amount of outstanding debentures and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the debentures.

    To our knowledge, no selling securityholder nor any of its affiliates had held any position or office with, been employed by or otherwise has had any material relationship with Sepracor or Sepracor's affiliates, during the three years prior to the date of this prospectus.

    A selling securityholder may offer all or some portion of the debentures and shares of the common stock issuable upon conversion of the debentures. Accordingly, no estimate can be given as to the amount or percentage of debentures or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

    The information contained under the column heading "Shares That May be Sold" assumes conversion of full amount of the debentures held by the holder at the initial rate of $124.875 in principal amount of the debentures per share of the common stock.

                                   AMOUNT OF 7%       AMOUNT OF 7%                       SHARES OF
                                  DEBENTURES THAT   DEBENTURES OWNED   SHARES THAT   COMMON STOCK OWNED
NAME                                MAY BE SOLD     BEFORE OFFERING    MAY BE SOLD    BEFORE OFFERING
----                              ---------------   ----------------   -----------   ------------------
Aloha Airlines Non-Pilots
  Pension Trust.................    $   250,000        $   250,000         2,002                0
Aloha Airlines Pilots Retirement
  Trust.........................        125,000            125,000         1,001                0
Aloha Airlines Non-Pilots
  Pension Trust.................        185,000            185,000         1,481                0
Amoco Corporation Master Trust
  for Employee Pension Plans....      2,962,000          2,962,000        23,719                0
Arkansas Teachers Retirement....      3,605,000          3,605,000        28,868                0
Associated Electric & Gas
  Insurance Services Limited....      1,200,000          1,200,000         9,609                0
Baptist Health of South
  Florida.......................        368,000            368,000         2,946                0
Bank of America.................        250,000            250,000         2,002                0
Bankroft Convertible Fund,
  Inc...........................      1,000,000          1,000,000         8,008                0
Bear Stearns & Co...............      4,000,000          4,000,000        32,032                0
Boston Museum of Fine Arts......        255,000            255,000         2,042                0
BNP Arbitrage SNC...............         50,000             50,000           400           24,850
BTES Convertible Arb............      2,300,000          2,300,000        18,418                0
CA Public Employees' Retirement
  System........................      4,000,000          4,000,000        32,032                0
Castle Convertible Fund, Inc....        250,000            250,000         2,002                0
C&H Sugar Company, Inc..........        300,000            300,000         2,402                0
Capital Market Transactions
  Inc...........................      4,000,000          4,000,000        32,032                0
Chrysler Corporation Master
  Retirement Trust..............      5,665,000          5,665,000        45,365                0
CIBC World Markets International
  Equity Arbitrage..............      1,000,000          1,000,000         8,008                0
Citizens Security Life Ins.
  Co............................      1,000,000          1,000,000         8,008                0
Continental Assurance Company...      5,200,000          5,200,000        41,641                0
Declaration of Trust for the
  Defined Benefit Plans of ICI
  American Holdings Inc.........      1,050,000          1,050,000         8,408                0
Declaration of Trust for the
  Defined Benefit Plans of
  Zeneca Holdings Inc...........        710,000            710,000         5,685                0
Delaware PERS...................      1,575,000          1,575,000        12,612                0
Delaware State Employees'
  Retirement Fund...............      1,430,000          1,430,000        11,451                0
Delta Air Lines Master Trust....      2,495,000          2,495,000        19,979                0
Deutsch Bank Securities.........     29,000,000         29,000,000       232,232                0

                                   AMOUNT OF 7%       AMOUNT OF 7%                       SHARES OF
                                  DEBENTURES THAT   DEBENTURES OWNED   SHARES THAT   COMMON STOCK OWNED
NAME                                MAY BE SOLD     BEFORE OFFERING    MAY BE SOLD    BEFORE OFFERING
----                              ---------------   ----------------   -----------   ------------------
Dunham & Associates III.........    $   216,000        $   216,000         1,729                0
Ellsworth Convertible Growth and
  Income Fund, Inc..............      1,000,000          1,000,000         8,008                0
Engineers Joint Pension Fund....        694,000            694,000         5,557                0
Family Service Life Insurance
  Company.......................        600,000            600,000         4,804                0
GCG Trust Fully Managed.........        215,000            215,000         1,721                0
Goldman Sachs and Company.......      1,045,000          1,045,000         8,368                0
Greyhound Lines.................        100,000            100,000           800                0
Hamilton Partners Limited.......      2,000,000          2,000,000        16,016                0
Hawaiian Airlines Employees
  Pension Plan--IAM.............        200,000            200,000         1,601                0
Hawaiian Airlines Pension Plan
  for Salaried Employees........         50,000             50,000           400                0
Hawaiian Airlines Pilots
  Retirement Plan...............        275,000            275,000         2,202                0
Highbridge Capital
  Corporation...................      7,000,000          7,000,000        56,056                0
Hotel Union & Hotel Industry of
  Hawaii........................        290,000            290,000         2,322                0
ICI American Holdings Trust.....        680,000            680,000         5,445                0
Island Holdings.................         20,000             20,000           160                0
Jackson Investment Fund Ltd.....      2,000,000          2,000,000        16,016                0
Jeffries & Company Inc..........          8,000              8,000            64                0
J.M. Hull Associates, L.P.......        250,000            250,000         2,002                0
Julius Baer Securities..........        675,000            675,000         5,405                0
J.W. McConnell Family
  Foundation....................        400,000            400,000         3,203                0
Kapiolani Health................         50,000             50,000           400                0
Kapiolani Medical Center........        400,000            400,000         3,203                0
LDG Limited.....................        250,000            250,000         2,002                0
Lincoln National Convertible
  Securities Fund...............      1,500,000          1,500,000        12,012                0
Lipper Convertibles L.P.........      2,000,000          2,000,000        16,016                0
Lipper Convertibles Series II,
  L.P...........................      3,000,000          3,000,000        24,024                0
Lipper Offshore Convertibles,
  L.P...........................      3,000,000          3,000,000        24,024                0
Mag & Co., as Nominee for
  Fidelity Financial Trust:
Fidelity Convertible Securities
  (1)...........................     11,000,000         11,000,000        88,088                0
MainStay Convertible Fund.......      3,000,000          3,000,000        24,024              500
Major League Baseball...........      2,700,000          2,700,000        21,621                0
MFS Convertible Securities
  Fund..........................          5,000              5,000            40                0
Minnesota Power Inc.............      2,000,000          2,000,000        16,016                0
Morgan Stanley Dean Witter......     40,000,000         40,000,000       320,320                0
Morgan Stanley Dean Witter
  Convertible Securities
  Trust.........................      1,000,000          1,000,000         8,008                0
Motion Picture Industry Health
  Plan-Active Member Fund.......        645,000            645,000         5,165                0
Motion Picture Industry Health
  Plan-Retiree Member Fund......        330,000            330,000         2,642                0
Museum of Fine Arts, Boston.....         82,000             82,000           656                0
Nalco Chemical Company..........        350,000            350,000         2,802                0
New Hampshire Retirement
  System........................        489,000            489,000         3,915                0

                                   AMOUNT OF 7%       AMOUNT OF 7%                       SHARES OF
                                  DEBENTURES THAT   DEBENTURES OWNED   SHARES THAT   COMMON STOCK OWNED
NAME                                MAY BE SOLD     BEFORE OFFERING    MAY BE SOLD    BEFORE OFFERING
----                              ---------------   ----------------   -----------   ------------------
Nicholas Applegate Convertible
  Fund..........................    $ 6,920,000        $ 6,920,000        55,415                0
OCM Convertible Limited
  Partnership...................        165,000            165,000         1,321                0
OCM Convertible Trust...........      2,910,000          2,910,000        23,303                0
Ohio Nat'l Fd, Inc. Capital
  Apprec........................        240,000            240,000         1,921                0
Paloma Securities LLC...........        250,000            250,000         2,002                0
Parker-Hannifin Corporation.....        102,000            102,000           816                0
Paloma Strategic Securities
  Limited.......................        250,000            250,000         2,002                0
Partner Reinsurance Company
  Ltd...........................        640,000            640,000         5,125                0
Pell Rudman Trust Co., N.A......      1,375,000          1,375,000        11,011                0
Pepperdine University PoolA#1...         95,000             95,000           760                0
Physicians Life.................        640,000            640,000         5,125                0
ProMutual.......................        305,000            305,000         2,442                0
Putnam Balanced Retirement
  Fund..........................        231,000            231,000         1,849                0
Putnam Convertible Income-
  Growth Trust..................      5,154,000          5,154,000        41,273                0
Putnam Convertible Opportunities
  and Income Trust..............        236,000            236,000         1,889                0
Putnam High Income Convertible
  and Bond Fund.................        750,000            750,000         6,006                0
Queens Health Plan..............         80,000             80,000           640                0
Raytheon Company Master Pension
  Trust.........................      2,660,000          2,660,000        21,301                0
Rhone-Poulenc Rorer Pension
  Plan..........................         83,000             83,000           664                0
Sage Capital....................      1,600,000          1,600,000        12,812                0
Salomon Smith Barney............      1,075,000          1,075,000         8,608                0
San Diego City Retirement.......      1,942,000          1,942,000        15,551                0
S.G. Cowen Securities
  Corporation...................      3,000,000          3,000,000        24,024                0
San Diego County Convertible....      5,649,000          5,649,000        45,237                0
Smith Barney Premium Total
  Return Fund...................     10,000,000         10,000,000        80,080                0
Southern Farm Bureau Life
  Insurance--FRIC...............        875,000            875,000         7,007                0
Starvest Combined Portfolio.....        250,000            250,000         2,002                0
Starvest Managed Portfolio......        145,000            145,000         1,161                0
State Employees' Retirement Fund
  of the State of Delaware......      1,985,000          1,985,000        15,895                0
State of Connecticut Combined
  Investment Funds..............      6,810,000          6,810,000        54,534                0
State of Oregon Equity..........      7,875,000          7,875,000        63,063                0
Summers Hill Global Partners
  L.P...........................        125,000            125,000         1,001                0
The Guardian Life Insurance
  Company of America............     10,800,000         10,800,000        86,486                0
The Guardian Pension Trust......        600,000            600,000         4,804                0
The Shelby Fund.................        500,000            500,000         4,004                0
TQA Arbitrage Fund, L.P.........      1,150,000          1,150,000         9,209                0
TQA Leverage Fund, L.P..........      1,800,000          1,800,000        14,414                0
TQA Vantage Fund, Ltd...........      4,200,000          4,200,000        33,633                0
TQA Vantage Plus Fund, Ltd......        500,000            500,000         4,004                0
The TCW Group, Inc..............     29,750,000         29,750,000       238,238                0

                                   AMOUNT OF 7%       AMOUNT OF 7%                       SHARES OF
                                  DEBENTURES THAT   DEBENTURES OWNED   SHARES THAT   COMMON STOCK OWNED
NAME                                MAY BE SOLD     BEFORE OFFERING    MAY BE SOLD    BEFORE OFFERING
----                              ---------------   ----------------   -----------   ------------------
Tracor Inc., Employee Retirement
  Plan..........................    $   145,000        $   145,000         1,161                0
Transamerica Insurance
  Corporation of California.....      3,000,000          3,000,000        24,024                0
Transamerica Life Insurance &
  Annuity Company...............     12,000,000         12,000,000        96,096                0
University of Rochester.........         78,000             78,000           624                0
Vanguard Convertible Securities
  Fund, Inc.....................      4,020,000          4,020,000        32,192                0
Viacom Pension Plan Master
  Trust.........................         50,000             50,000           400                0
Wake Forest University..........      1,515,000          1,515,000        12,132                0
Zeneca Holdings Trust...........        680,000            680,000         5,445                0
Unknown (2).....................        851,000            851,000         6,817               --

------------------------

(1) The entity is either an investment company or portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company, or FMR Co. FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment industry advisory services to each of the Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. owns 10.34% of Sepracor's outstanding common stock. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation.

(2) The name "Unknown" represents the remaining selling securityholders. We are unable to provide the names of these securityholders because certain of the debentures are currently evidenced by a global debenture which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

          The date of this Prospectus Supplement is December 23, 1999.